UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                     33-11863
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                                                                  CUSIP NUMBER

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(CHECK ONE):

(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form 10-D  [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: December 31, 2004
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                  ------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

REIT AMERICAS, INC.
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Full Name of Registrant

HEALTHCARE INVESTORS OF AMERICA, INC.
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Former Name if Applicable

2940 N. Swan Road, Suite 212
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Address of Principal Executive Office (Street and Number)

Tucson, Arizona 85712
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City,  State  and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reason  described in  reasonable  detail in Part III  of this
      |        form  could  not be  eliminated  without  unreasonable  effort or
      |        expense;
      |   (b)  The subject annual report,  semi-annual report, transition report
      |        on Form 10-K, Form 20-F,  Form 11-K, Form N-SAR or Form N-CSR, or
      |        portion  thereof,  will  be  filed  on  or  before the  fifteenth
[X]   |        calendar day following the  prescribed  due date; or the  subject
      |        quarterly  report or  transition  report on  Form 10-Q or subject
      |        distribution  report  on  Form 10-D, or  portion  thereof will be
      |        filed  on  or   before  the  fifth  calendar  day  following  the
      |        prescribed due date; and
      |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
      |        12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why the forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The registrant is unable to file the subject report in a timely manner because the registrant was not able to complete its financial statements without unreasonable effort or expense.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        F. Dale Markham                    520                  326-2000
    -------------------------          -----------     -------------------------
             (Name)                    (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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

                               REIT AMERICAS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       REIT AMERICAS, INC.


Date:  March 31, 2005                  By: /s/ F. Dale Markham
                                            ------------------------------------
                                            F. Dale Markham
                                            Director, President, and Chief
                                            Executive Officer


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